                                                                    EXHIBIT 99.1



PRESS RELEASE
FOR IMMEDIATE RELEASE

                                      CONTACT:
                                      William S. Johnson
                                      Vice President and Chief Financial Officer
                                      Cabot Microelectronics Corporation
                                      (630) 375-5591


                         CABOT MICROELECTRONICS REPORTS
                      RESULTS FOR THIRD FISCAL QUARTER 2004
                     AND ANNOUNCES SHARE REPURCHASE PROGRAM

AURORA, IL, July 22, 2004 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its third fiscal quarter, which ended June 30, 2004. The company also announced that its Board of Directors has authorized a share repurchase program for up to $25 million of the company's outstanding common stock.

Total revenue for the third fiscal quarter of 2004 was $76.9 million, up 4.6% from $73.5 million in the prior quarter and up 19.7% from $64.3 million in the third quarter a year ago. Slurries used for copper, tungsten, and oxide polishing applications all experienced sequential revenue increases this quarter. Average selling price also rose sequentially by 2.0%, due to a higher valued product mix than in the prior quarter, partially offset by selected price reductions.

Gross profit for the quarter was $39.0 million, up by 7.9% from the prior quarter's $36.1 million, and up 18.5% from $32.9 million in the year ago quarter. As a percentage of revenue, gross profit increased to 50.7% this quarter from 49.2% last quarter, primarily due to the benefits of higher manufacturing capacity utilization and a more favorable product mix versus the previous quarter, partially offset by selected price reductions. Gross profit in the same quarter of last year represented 51.2% of revenue.

Operating expenses of $21.1 million, consisting of research and development, selling and marketing, and general and administrative expenses, decreased by $0.2 million sequentially, and were $2.8 million higher than the same quarter last year.

Net income for the quarter was $12.2 million, up by 26.0% from $9.7 million last quarter, and up 25.4% from $9.8 million in the same quarter last year. Diluted earnings per share were $0.49 this quarter, compared to $0.39 in the previous quarter and $0.40 in the year ago quarter.


In addition, with respect to the $25 million share repurchase program, share repurchases will be funded from the company's cash balance, which as of June 30, 2004 was $155.9 million, and are primarily intended to diminish dilution


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CABOT MICROELECTRONICS REPORTS RESULTS FOR
THIRD FISCAL QUARTER 2004............................................PAGE 2 of 5


from stock option and employee stock purchase plans. Share repurchases under the program may be made at management's discretion from time to time, depending on market conditions, in open market transactions. The program, which is effective immediately, may be suspended or terminated at the company's discretion. At present, the company has approximately 24.8 million shares of common stock outstanding and an aggregate market capitalization of approximately $680 million.

"We are proud of our strong financial performance this quarter, including our achievement of a record level of quarterly revenue," stated William P. Noglows, Chairman and CEO. "Our company has recently realized progress on a number of important initiatives that we believe will contribute toward our long term success. First, in support of our strategy to enlarge and strengthen our already substantial presence in the Asia Pacific region, we purchased additional land adjoining our existing facilities in Japan to expand our current infrastructure there. Second, as part of our strategy of continued technology leadership, we entered into a strategic alliance with NanoProducts Corporation, a technology leader in the field of nanoscale particles, and also obtained a minority equity position in the company, which we believe will allow us to leverage innovative next generation abrasives for our CMP slurries and other fine finish polishing applications. Finally, we believe the implementation of our share repurchase program represents a prudent use of a portion of our growing cash balance. We are excited about the progress we have made, as demonstrated by these important initiatives, and we believe we are well positioned for continued leadership in this competitive arena."

CONFERENCE CALL

Cabot Microelectronics' quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available to all interested parties via webcast from the company's website, www.cabotcmp.com, or by phone at (800) 893-3008. Callers outside the U.S. can dial (706) 634-5531. For those who cannot listen to the live broadcast, a replay will be available through August 19, 2004, by calling (800) 642-1687 or (706) 645-9291, and using access code 5676078, or via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS

Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the leading supplier of CMP slurries for polishing various materials used in semiconductor manufacturing processes. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Mr. David H. Li, Director of Investor Relations at
(630) 499-2600.

SAFE HARBOR STATEMENT

This news release may include statements that constitute "forward-looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to future sales and operating results, company and industry growth and trends, growth of this market, international events, product performance, new product introductions and development of new products and technologies by Cabot Microelectronics. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual


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CABOT MICROELECTRONICS REPORTS RESULTS FOR
THIRD FISCAL QUARTER 2004............................................PAGE 3 of 5




results to differ materially from those described by these forward-looking statements. In particular, see "Risks Relating to Our Business" in Management's Discussion and Analysis in our quarterly report on Form 10-Q for the quarter ended March 31, 2004, and our Annual Report on Form 10-K for the fiscal year ended September 30, 2003, both filed with the SEC. Cabot Microelectronics Corporation assumes no obligation to update this forward-looking information.

                               -TABLES TO FOLLOW-

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)


                                                               Quarter Ended                          Nine Months Ended
                                                   -----------------------------------------  -------------------------------
                                                    June 30,      March 31,         June 30,       June 30,         June 30,
                                                      2004          2004              2003           2004             2003
                                                   -----------------------------------------  -------------------------------
     Revenue                                       $ 76,925        $ 73,515         $ 64,288        $226,719        $183,762

     Cost of goods sold                              37,915          37,366           31,360         114,307          90,811
                                                   --------        --------         --------        --------        --------

           Gross profit                              39,010          36,149           32,928         112,412          92,951

     Operating expenses:

        Research and development                     11,158          11,143           10,803          33,024          29,047

        Selling and marketing                         4,235           4,363            2,751          12,381           7,883

        General and administrative                    5,659           5,749            4,655          16,532          13,618

        Amortization of intangibles                      85              85               85             255             255
                                                   --------        --------         --------        --------        --------

           Total operating expenses                  21,137          21,340           18,294          62,192          50,803
                                                   --------        --------         --------        --------        --------

     Operating income                                17,873          14,809           14,634          50,220          42,148

     Other income (expense), net                         72             (86)              46              22              84
                                                   --------        --------         --------        --------        --------

     Income before income taxes                      17,945          14,723           14,680          50,242          42,232

     Provision for income taxes                       5,699           5,006            4,918          16,681          14,148
                                                   --------        --------         --------        --------        --------

           Net income                              $ 12,246        $  9,717         $  9,762        $ 33,561        $ 28,084
                                                   ========        ========         ========        ========        ========


Basic earnings per share                           $   0.49        $   0.39         $   0.40        $   1.35        $   1.15
                                                   ========        ========         ========        ========        ========

Weighted average basic shares outstanding            24,818          24,785           24,389          24,775          24,341
                                                   ========        ========         ========        ========        ========


Diluted earnings per share                         $   0.49        $   0.39         $   0.40        $   1.35        $   1.14
                                                   ========        ========         ========        ========        ========

Weighted average diluted shares outstanding          24,912          24,926           24,639          24,919          24,600
                                                   ========        ========         ========        ========        ========

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CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

                                                                                 June 30,      September 30,
                                                                                   2004            2003
                                                                                 --------      -------------
                          ASSETS:

Current assets:
     Cash and cash equivalents                                                   $155,885        $111,318
     Accounts receivable, net                                                      37,952          37,564
     Inventories, net                                                              24,565          23,814
     Other current assets                                                           7,286           6,416
                                                                                 --------        --------
        Total current assets                                                      225,688         179,112

Property, plant and equipment, net                                                126,900         133,695
Other long-term assets                                                              2,368           2,810
                                                                                 --------        --------
        Total assets                                                             $354,956        $315,617
                                                                                 ========        ========


        LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
     Accounts payable                                                            $ 13,363        $ 12,521
     Capital lease obligations                                                      1,434           1,716
     Accrued expenses, income taxes payable and other current liabilities          13,597          14,679
                                                                                 --------        --------
        Total current liabilities                                                  28,394          28,916

Capital lease obligations                                                           6,612           7,452
Deferred income taxes and other long-term liabilities                               9,523           7,476
                                                                                 --------        --------
        Total liabilities                                                          44,529          43,844

Stockholders' equity                                                              310,427         271,773
                                                                                 --------        --------
        Total liabilities and stockholders' equity                               $354,956        $315,617
                                                                                 ========        ========